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                                                                   EXHIBIT 10.12



August 11, 1998


Mr. Sebastian J. Sicari
63 Townsend Farms Road
Boxford, Massachusetts 01921

RE: Stock Options
-----------------

Dear Sebastian:

On behalf of the Compensation Committee of the Board of Directors of Aseco Corporation (the "Company") please accept this letter as confirmation that, notwithstanding the terms of the stock option agreements pursuant to which your options to purchase common stock of the Company were granted (Schedule A
                                                              ----------
attached lists your stock options), in the event your employment with the Company is terminated for any reason except for cause (as defined in your severance agreement with the Company as of December 30, 1996), each of your options shall be exercisable at any time prior to the earlier of (i) the third anniversary of the date your employment with the Company terminates or (ii) the expiration date of the option.

Sincerely yours,

/s/ Dr. Sheldon Buckler
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Dr. Sheldon Buckler
Chairman of the Compensation Committee
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                                   SCHEDULE A
                                   ----------


Grant Date         Number of Shares     Exercise Price      Expiration Date
----------         ----------------     --------------      ---------------
1/12/94                 75,000              $ 5.375           01/12/2004
05/15/95                10,000              $13.00            05/15/2005
08/23/96                67,500              $10.375           08/23/96
10/18/96                22,500              $ 9.875           10/18/2006
05/10/97                25,000              $ 9.875           05/10/2007
08/11/98                60,000              $ 3.16            08/11/2008